UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HESS CORPORATION

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HESS CORPORATION

Dear Stockholders:	April 17, 2012

We are writing to request your support at our 2012 annual meeting of stockholders for Proposal 3, the advisory approval of the compensation of our named executive officers (“NEOs”).  At our 2011 annual meeting, stockholders voted approximately 87% in favor of the “say on pay” advisory resolution.  Our Compensation and Management Development Committee (the “Committee”) was gratified by this strong showing of support.  In 2012, the Committee took several actions to further align pay with performance.  Unfortunately, as you may be aware, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommended a vote against our say on pay proposal and Glass Lewis recommended a vote against two directors on our Committee. For the reasons discussed below, we believe these recommendations are unjustified and the analyses underpinning these recommendations are misleading and flawed.

1.	The Committee approved several actions to address 2011 pay for performance. In response to 2011 performance, our Committee, at its earliest opportunity in 2012, took the following actions:
	•	CEO bonus reduced. The chief executive officer’s (“CEO”) 2011 cash bonus was reduced by $500,000 or 13.3%.
	•	CEO salary flat. The CEO’s salary was held flat for 2012.
•
New performance share plan adopted. The Committee restructured our long-term incentive (“LTI”) program for senior executives to further align pay and performance by awarding performance share units that are earned (or forfeited) based on the level of achievement of a relative total shareholder return (“TSR”) performance goal measured over a three-year period.  Under this new program:

		o	50% of long-term executive equity pay is at risk.
		o	stock option awards are eliminated.

Value of 2011 LTI awards reduced. The 2011 LTI grants were made in February 2011 and reflect the Company’s successful performance in 2010 (including TSR of 27%), not 2011 performance.  However, later in 2011, well after these compensation decisions had been made, our stock price declined.  ISS and Glass Lewis assess performance using grant date values.  If ISS and Glass Lewis had valued the awards based on the 2011 ending stock price (as we show in the realizable pay table in our proxy statement), CEO pay and performance are clearly aligned.

Hess’ Conclusion. The Committee reinforced pay for performance by reducing 2011 CEO pay, adopting a new TSR based performance share plan and eliminating stock option awards.

2.
ISS discounts and Glass Lewis ignores our new relative TSR plan.  After careful consideration of alternative long-term incentive plan designs, in early 2012 the Committee approved performance shares that are earned based on relative TSR.  ISS misleadingly claims that our relative TSR goals are not rigorous relative to target LTI values.

•
Our Committee considered several alternative LTI designs.  ISS states that investors might expect LTI designs based on business plan and strategic objectives rather than relative TSR.  Among our peers with performance-based LTIs, few use internal metrics while all use relative TSR for at least one goal.  The Committee selected relative TSR as the goal that most closely aligns payouts with the interests of stockholders.

	•	Glass Lewis ignores our relative TSR program. Glass Lewis erroneously states that we do not grant performance-vesting incentive awards.
•
We tested our plan design to assure it was rigorous.  We compared our plan design with those of our peers and best practice companies to assure that our payout percentages at given TSR rankings were generally consistent.

•
Our LTI values don’t significantly exceed market.  As explained below, ISS used a flawed peer group and concluded the CEO’s pay package is high compared to peers.  Based on the peer group selected by the Committee, the CEO’s LTI value is only 5% above the median.

Hess’ Conclusion. Our new relative TSR program aligns closely with those of our peers, its goals are sufficiently rigorous and award values are competitive.

3.
ISS’s selected peer group is flawed.  Like most companies, we base pay decisions, in part, on a carefully selected industry-focused peer group.  Our peer group comprises companies, some larger and some smaller, engaged in the same business as the Company and with whom the Company competes for executive and technical talent.

	•	ISS’s peer group ignores the focus of our business: exploration and production. Of ISS’s 12 peer companies:
		o	Five operate in the exploration and production industry.
		o	Three operate in the oil and gas equipment and services industry.
		o	Three operate in the refining and marketing industry.
		o	One operates in the oil and gas storage and transportation industry.
	•	ISS's peer group companies have significantly smaller revenue than Hess. ISS policy indicates that the median revenue of its peer group should approximate the subject company’s revenue. However, for Hess, ISS does not follow its own policy. Only three are larger than Hess from a revenue perspective. Hess’ 2011 revenue was $38.5 billion. The median revenue of ISS’s peer group was $24.4 billion.
	•	ISS’s peer group excludes non-U.S. companies. Hess competes internationally and recruits talent from companies based inside and outside the U.S. Our peer group includes five non-U.S. companies; ISS’s peer group has none.
	•	Pay comparisons used by ISS and Glass Lewis result in different conclusions. As an illustration of what results from arbitrary peer group selection, Glass Lewis has three peer groups, two of which indicate our NEOs’ pay is above the median and one of which indicates our NEOs’ pay is below the median. Glass Lewis also evaluated our peer group and concluded our CEO’s pay is below the median.
Hess’ Conclusion. ISS’s peer group selection results in an analysis that unfairly distorts the Company’s relative pay for performance.

4.
ISS’s valuation of stock options is misleading.  Like all public companies, Hess values its stock options in accordance with U.S. GAAP.  ISS has chosen an approach to value stock options using its own methodology.

•
ISS’s approach increases the value of our CEO’s 2011 stock option grant almost 100 percent.   As reported in our proxy statement, Mr. Hess’s 2011 stock option grant had a value of $4,280,000.  ISS valued that same grant at $8,363,000.  Historically, stock options comprised a greater portion of the Company’s LTI than that of its peers.  Therefore, based on ISS methodology, Mr. Hess’s CEO pay is artificially increased compared with peer company CEO pay.

Hess’ Conclusion. ISS’s overstatement of our stock option values confuses investors about relative CEO pay.

For the foregoing reasons, we believe ISS’s and Glass Lewis’s recommendations are unwarranted. We urge you to vote:
•	FOR our “say on pay” advisory resolution, and
•	FOR the election of all directors.